Exhibit h(2)

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                     FUND ACCOUNTING AND SERVICES AGREEMENT

                                     BETWEEN

                             THE LIPPER FUNDS, INC.

                                       AND

                        ALPS MUTUAL FUNDS SERVICES, INC.










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                     FUND ACCOUNTING AND SERVICES AGREEMENT


     AGREEMENT made this 29th day of April 2002, between The Lipper Funds, Inc., a Maryland corporation having its principal office at 101 Park Avenue, 6th Floor, New York, New York 10178 ("the "Fund") and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office at 370 17th Street, Suite 3100, Denver, Colorado 80202 (the "ALPS").

     WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended, presently consisting of the portfolios and share classes listed in Appendix A attached hereto; each of such investment portfolios and any additional investment portfolios that may be established by the Fund is referred to herein individually as a "Portfolio" and collectively as the "Portfolios"; and

     WHEREAS the Fund has entered into an Administration Agreement dated April 29, 2002 (the "Administration Agreement") with ALPS whereby ALPS has agreed to perform certain administration services for the benefit of the Portfolios.

     WHEREAS, ALPS provides certain fund accounting services to investment companies; and

     WHEREAS, the Fund desires to appoint ALPS to perform certain bookkeeping and pricing services for the Portfolios on behalf of the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

     1. ALPS Appointed Bookkeeping and Pricing Agent. The Fund hereby appoints ALPS as bookkeeping and pricing agent for the Portfolios and ALPS agrees to provide the fund accounting services to each of the Portfolios as set forth in Appendix B, as may be amended from time to time, upon the terms and conditions hereinafter set forth. ALPS accepts such appointment and agrees to furnish such specified services.

     2. Definitions. In this Agreement the terms below have the following meanings:

     (a) Authorized Person. Authorized Person means any of the persons duly authorized to giver Proper Instructions or otherwise act on behalf of the Fund by appropriate resolution of the Board of Directors of the Fund. The Fund will at all times maintain on file with ALPS certification, in such form as may be acceptable to ALPS, of (i) the names and signatures of the Authorized Person(s) and (ii) the names of the members of the Board of Directors of the Fund, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Person as designated therein), the Fund will provide a new or amended certification setting forth the


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          change. ALPS will be entitled to rely upon any Proper Instruction
          (defined below) which has been signed by person(s) named in the most recent certification.

     (b) Proper Instructions. Proper Instructions means any request, instruction or certification actually received by ALPS and signed by one or more Authorized Persons. Oral instructions will be considered Proper Instructions if ALPS reasonably believes them to have been given by an Authorized Person and they are promptly confirmed in writing by the Fund to the address for notice, e-mail or facsimile set forth below. If oral instructions vary from the written instructions which purport to confirm them, ALPS shall notify the Fund of such variance. Once the variance is resolved, and if ALPS has not yet acted, ALPS may rely on oral instructions received from the Fund, such oral instructions to be promptly confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices as agreed upon by the parties hereto in writing.

     3. Duties of ALPS. ALPS agrees to provide the services listed in Appendix B attached hereto for the Fund.

     ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     4. Instructions to ALPS. ALPS shall act only upon Proper Instructions, except as otherwise provided in this Agreement. ALPS shall promptly take all appropriate steps necessary to carry out or comply with any Proper Instructions received from the Fund.

     5. ALPS Compensation. In consideration for the services to be performed by ALPS, ALPS shall be entitled to receive from the Fund such compensation and reimbursement for all reasonable out-of-pocket expenses as may be agreed upon from time to time between ALPS and the Fund in advance and in writing. The Fund agrees to pay ALPS compensation as described in the Administration Agreement. The fee for the period from the date of this Agreement is entered into until December 31, 2002, shall be prorated according to the proportion that such period bears to the full annual period.

     6. Right to Receive Advice.

     (a) Advice of the Fund. If ALPS is in doubt as to any action it should or should not take, ALPS shall request directions or advice, including Proper Instructions, from the Fund.

     (b) Advice of Counsel. If ALPS shall be in doubt as to any question of law pertaining to any action it should or should not take, ALPS shall request advice from counsel of its own choosing and at its own expense.


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     (c)  Conflicting Advice. In the event of a conflict between directions, advice or Proper Instructions ALPS receives from the Fund and the advice ALPS receives from counsel, ALPS shall inform the Fund and its counsel of the conflict and seek resolution.

     (d) Nothing in this subsection shall excuse ALPS when an action or omission on the part of ALPS constitutes willful misfeasance, lack of good faith, negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

     7. Liability of ALPS.

     (a) ALPS may rely upon the written advice of counsel for the Fund and the Fund's independent accountants, and upon oral or written statements of brokers and other persons reasonably believed by ALPS in good faith to be expert in the matters upon which they are consulted and, for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence, ALPS shall not be liable to anyone.

     (b) Nothing herein contained shall be construed to protect ALPS against any liability to the Fund or its shareholders to which ALPS would otherwise be subject by reason of willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties.

     (c) Except as may otherwise be provided by applicable law, neither ALPS nor its shareholders, officers, Trustees, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of factual information furnished to ALPS by an Authorized Person of the Fund. This section
          (c) shall not apply if the Authorized Person who gives the inaccurate information is also an officer, director, employee, or agent of ALPS.

     (d) ALPS shall ensure that it has and maintains Errors and Omissions Insurance for the services rendered under this Agreement of at least $1 million (provided the Board of Directors of the Fund may by resolution approve some lesser amount). ALPS shall provide to the Fund annually upon request a certificate from the appropriate errors and omissions insurance carrier(s) certifying that such Errors and Omissions Insurance is in full force and effect.

     (e) ALPS shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. ALPS shall be liable for actual damages arising out of ALPS' failure to perform its duties under this Agreement to the extent such damages arise out of ALPS' willful misfeasance, lack of good faith, negligence or reckless disregard of such duties.


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     (f)  ALPS agrees to indemnify and hold harmless the Fund from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the federal securities laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising from any action or omission of ALPS constituting willful misfeasance, lack of good faith, negligence or reckless disregard of its duties and obligations under this Agreement. For any legal proceeding giving rise to this indemnification, ALPS shall be entitled to defend or prosecute any claim in the name of the Fund at ALPS' own expense through counsel of its own choosing if it gives written notice to the Fund within ten
          (10) business days of receiving notice of such claim unless such claim involves criminal liability or a request for equitable relief.

     8. Reports. Whenever, in the course of performing its duties under this Agreement, ALPS determines, on the basis of information supplied to ALPS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ALPS shall promptly notify the Fund and its counsel.

     9. Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

     10. Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. Such accounts and records shall be prepared, maintained and preserved as required by the Investment Company Act and other applicable securities laws, rules and regulations. Such accounts and records shall be surrendered to the Fund promptly upon receipt of Proper Instructions from the Fund in the form in which such accounts and records have been maintained or preserved. The Fund and Authorized Persons shall have access to such accounts and records at all times during ALPS' normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund or to an Authorized Person, at the Fund's expense. ALPS shall assist the Fund, the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund's accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

     11. Confidentiality. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto (past, present and future), as confidential and not to be disclosed to any person except as may be authorized by the Fund in Proper Instructions in writing.

     12. Compliance with Rules and Regulations. ALPS shall comply with all applicable requirements of the Investment Company Act and other applicable securities laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to


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be performed by ALPS hereunder. Except as specifically set forth herein, ALPS assumes no responsibility for such compliance by the Fund or any Portfolio.

     13. Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

     (a) It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

     (b) It is empowered under applicable laws and by its Charter and By-laws to enter into and perform this Agreement.

     (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     (d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

     (e) It will provide the Fund with all information necessary to complete its filing requirements in a timely fashion.

     14. Liaison with Accountants. ALPS shall act as liaison with the Fund's independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to each Portfolio. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information in ALPS' control is made available to such accountants for the expression of their opinion, as required by the Fund.

     15. Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions. ALPS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by ALPS' own willful misfeasance, lack of good faith, negligence or reckless disregard of its duties or obligations under this Agreement.

     16. Duration and Termination of this Agreement. This Agreement shall become effective as of April 29, 2002 and, unless sooner terminated as provided herein, shall continue until April 30, 2004 (the "Initial Term"). During the Initial Term, this Agreement may be terminated, without penalty, solely by agreement of the parties on not less than sixty days written notice. After the Initial Term, this Agreement may be terminated without cause and without penalty by the Fund or by ALPS, on not less than ninety days written notice to the other party. The Fund may immediately terminate this Agreement for cause as defined below.


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     Termination for "cause" shall mean:

          (i) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of ALPS with respect to its obligations and duties hereunder;

          (ii) regulatory, administrative, or judicial proceedings against ALPS which result in a determination that it has violated any rule, regulation, order, or law and which in the reasonable judgment of the Fund's Board of Directors, including a majority of the Directors who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, which substantially impairs the performances of ALPS' obligations and duties hereunder;

          (iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United Stated Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

     Upon termination of this Agreement, ALPS shall deliver to the Fund or as otherwise directed in Proper Instructions (at the expense of the Fund, unless such termination is for "cause") all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

     17. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

     18. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, and the 1940 Act and the rules thereunder. To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control.

     19. Names. The obligations of the "Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Fund personally, but bind only the property of the Fund, and all persons dealing with any portfolio of the Fund must look solely to the property of the Fund belonging to such portfolio for the enforcement of any claims against the Fund.

     20. Amendments to this Agreement. This Agreement may only be amended by the parties in writing.


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     21. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

                                    To ALPS:

                                    ALPS Mutual Funds Services, Inc.
                                    370 17th Street, Suite 3100
                                    Denver, Colorado  80202
                                    Attn:  General Counsel
                                    Fax:  (303) 623-7850


                                    To the Fund:
                                    The Lipper Funds, Inc.
                                    101 Park Avenue, 6th Floor
                                    New York, New York 10178
                                    Attn:  Abraham Biderman
                                    Fax:  (212) 883-8701


                                    With a copy to:
                                    The Lipper Funds, Inc.
                                    101 Park Avenue, 6th Floor
                                    New York, New York 10178
                                    Attn:  Lawrence S. Block, General Counsel
                                    Fax:  (212) 672-1462

     21. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


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     22. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    THE LIPPER FUNDS, INC.

                                                By: /s/ ABRAHAM BIDERMAN
                                                --------------------------------

                                                Name:   Abraham Biderman
                                                Title:  Executive Vice President


                                    ALPS MUTUAL FUNDS SERVICES, INC.

                                                By: /s/ EDMUND J. BURKE
                                                --------------------------------
                                                Name:   Edmund J. Burke
                                                Title:  President


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                                                                      APPENDIX A

                             THE LIPPER FUNDS, INC.

Lipper High Income Bond Fund
                        Premier Shares
                        Retail Shares
                        Group Retirement Plan Shares

Lipper Prime Europe Equity Fund
                        Premier Shares
                        Retail Shares
                        Group Retirement Plan Shares

Lipper U.S. Equity Fund
                        Premier Shares
                        Retail Shares
                        Group Retirement Plan Shares

Lipper Mergers Fund
                        Premier Shares
                        Retail Shares
                        Group Retirement Plan Shares


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                                                                      APPENDIX B

                                    SERVICES

o Maintain separate accounts for each Portfolio, all as directed from time to time by Proper Instructions.

o Compute net asset value for each Class of each Portfolio and, as appropriate, compute yields, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity.

o Obtain security market quotes from independent pricing services, if available, approved by the Fund, or if such quotes are unavailable, then obtain such prices pursuant to the Fund's valuation policies and procedures, and in either case calculate the market value of each Portfolio's investments.

o Timely calculate and transmit to NASDAQ each Portfolio's (and each Class of each Portfolio's) daily net asset value and public offering price (such determinations to be made in accordance with the provisions of the Fund's Articles of Amendment and Restatement and the then-current prospectuses and statements of additional information relating to the Portfolios, and any applicable resolutions and policies and procedures of the Board of Directors of the Fund) and promptly communicate such values and prices to the Fund and the Fund's transfer agent.

o Maintain and keep current all books and records of the Portfolios as required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, in connection with ALPS' duties hereunder. ALPS shall comply with all laws, rules and regulations applicable to the performance of its obligations hereunder. Without limiting the generality of the foregoing, ALPS will prepare and maintain the following records upon receipt of information in proper form from Authorized Persons of the Fund:

               (i)    Cash receipts journal

               (ii)   Cash disbursements journal

               (iii)  Dividend records

               (iv)   Purchase and sales - portfolio securities journals

               (v)    Subscription and redemption journals

               (vi)   Security ledgers

               (vii)  Broker ledger

               (viii) General ledger

               (ix)   Daily expense accruals

               (x)    Daily income accruals

               (xi)   Foreign currency journals

               (xii)  Trial balances

               (xiii) Historical tax lots for each security


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o    Reconcile cash and investment balances with the Custodian.

o Provide the Fund with daily Portfolio values, net asset values and other statistical data for each Class of each Portfolio as requested from time to time.

o Compute the net income and capital gains and losses of each Portfolio and calculate dividend rates in accordance with relevant prospectus policies and resolutions of the Board of Directors of the Fund.

o Assist in the preparation of certain reports (including annual and semi-annual reports, Prospectuses and Statement of Additional Information), audits of accounts, and other matters of like nature, as reasonably requested from time to time by the Fund.


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